UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2017

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Compensatory Arrangements of Certain Officers.
On April 21, 2017, the Company and its President and Chief Executive Officer, Mr. John Forney, entered into an Amended and Restated Employment Agreement ("Agreement"), replacing the previous employment agreement which has been effective since June 8, 2012. The Agreement provides that the Company will employ Mr. Forney for a term that begins on the Effective Date and continues until the fifth (5th) anniversary of the Effective Date. The Agreement will automatically renew for additional one-year terms unless either party provides 90 days' written notice of such party's intent to terminate Mr. Forney's employment.  Pursuant to the Agreement, Mr. Forney will receive a minimum annual base salary of $1,000,000.  In addition, the Agreement provides that Mr. Forney is eligible (1) to receive annual cash bonuses which are payable to executive management based on achievement of performance goals to be established for the Company's executive management team by the Board, and (2) to participate in other benefits generally available to senior executives of the Company, including the Company's long-term Executive Stock Based Incentive Plan. The Agreement also provides that Mr. Forney will be eligible to receive awards of restricted equity in the Company, as determined by the Company's Compensation Committee and the Board.

The Agreement provides that upon the termination of Mr. Forney's employment for any reason, Mr. Forney will be subject to customary non-competition and non-solicitation of employees covenants for a period of 24 months.

The foregoing description does not purport to be a complete description of the Agreement and is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01(d): Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ Brad Martz
Name:     Brad Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: April 24, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated April 24, 2017, between United Insurance Holdings Corp. and John Forney